Exhibit 4.23

Dated 20th December 2019
EUROSEAS LTD
as Borrower
and
COLBY TRADING LTD
as Lender

FIRST SUPPLEMENTAL AGREEMENT
relating to
a loan agreement dated 30 September 2019
in respect of a loan facility
of U$2,500,000

THIS FIRST SUPPLEMENTAL AGREEMENT is dated 20th December 2019 and made between
PARTIES
(1)	EUROSEAS LTD a company incorporated under the laws of the Marshall Islands, (the “Borrower”) and
(2)	COLBY TRADING LTD, a company incorporated under the laws of the Marshall Islands (as “Lender”).
BACKGROUND
(A)
By a loan facility dated 30 September 2019 (as from time to time amended or supplemented, the “Loan”) and made between (i) the Borrower and (ii) the Lender, the Lender agreed to make available to the Borrower a loan facility of $2,500,000 for the purpose of financing the special survey and water ballasting treatment ("WBT") plant installation of my Akinanda Bridge which is owned by a subsidiary of the Borrower and providing working capital financing on the terms and conditions contained therein.

(B)
Whereas for reasons beyond Borrower's control the special survey and water ballasting treatment ("WBT") plant installation delayed and a result my Akinanda Bridge was delivered to her charterers on 4 December 2019.

(C)
The Borrower has requested (the "Request") that the Lender agrees to defer payment of the first repayment instalment in the amount of US$312,500 (which was originally due on 31 December 2019) to be repaid together with the last repayment instalment, i.e. 365 days after completion of the dry docking of my Akinada Bridge.

(D)	This First Supplemental Agreement sets out the terms and conditions on which the Lender agrees to:
(i)	the Borrower's Request; and
(ii)	the consequential amendments to the Loan.
OPERATIVE PROVISIONS
NOW THEREFORE IT IS HEREBY AGREED
1	DEFINITIONS
1.1	Defined Expressions
Words and expressions defined in the Loan (as hereby amended) and the recitals hereto and not otherwise defined herein shall have the same meanings when used in this First Supplemental Agreement.

2	REPRESENTATIONS AND WARRANTIES
2.1	Repetition of Loan representations
The Borrower hereby represents to the Lender, as at the date of this First Supplemental Agreement, that the representations and warranties set forth in Articles 6 and 7 of the Loan (updated mutatis mutandis to the date of this Supplemental Agreement), are true and correct as if all references therein to "this Agreement" were references to the Loan as further amended by this First Supplemental Agreement.
2.2	Further representations and warranties
The Borrower hereby further represents and warrants to the Lender that as at the date of this First Supplemental Agreement:
(a)	it has all power to enter into and perform its obligations under this First Supplemental Agreement;
(b)
all consents, licences, approvals and authorizations required in connection with this First Supplemental Agreement and the transactions contemplated hereby and thereby have been obtained and are in full force and effect; and

(c)
no action, suit, proceeding or litigation is presently taking place or pending or, to its knowledge, is threatened against the Borrower which if adversely determined would result to a Material Adverse Effect on the Borrower;

3	AGREEMENT OF THE LENDER
3.1	Agreement of the Lender
The Lender, relying upon each of the representations and warranties set out in Articles 2.1 and 2.2 of this First Supplemental Agreement, hereby agrees with the Borrower to:
(a)	the Request; and
(b)	the amendments/variations to the Loan referred to in Article 5.
4	CONDITIONS
4.1	Conditions precedent
The agreement of the Lender contained in Clause 3.1 of this First Supplemental Agreement shall be expressly subject to the condition that the Lender shall have received:
(a)	in form and substance satisfactory to it and its legal advisors an original of this First Supplemental Agreement duly executed by the parties hereto; and
(b)	such legal opinions as the Lender may reasonably require in respect of the matters contained in this First Supplemental Agreement;

5	VARIATIONS TO LOAN
5.1	Specific amendments to Loan
In consideration of the agreement of the Lender contained in Article 3.1 of this First Supplemental Agreement, the Borrower hereby agrees with the Lender that, the provisions of the Loan shall be varied and/or amended and/or supplemented as follows:
(a)	by deleting Article 4.1 and replacing it with the following:
"4.1 Subject to the terms of this Agreement the Borrower will repay the Loan to the Lender in four repayment instalments of a principal amount of US$625,000 each. The first repayment instalment will be due on 31 March, 2020 and quarterly thereafter and the Loan will be paid in full on the date falling 365 days after completion of the drydocking of MN Akinada Bridge"
5.2	Loan to remain in full force and effect
The Loan shall remain in full force and effect and the security provided to the Lender shall continue and remain valid and enforceable as amended and supplemented by:
(a)	the amendments to the Loan; and
(b)	such further or consequential modifications as may be necessary to make the same consistent with, and to give full effect to, the terms of this First Supplemental Agreement.
6	SUPPLEMENTAL
6.1	Counterparts
This First Supplemental Agreement may be executed in any number of counterparts.
7             LAW AND JURISDICTION
7.1	Governing law
This First Supplemental Agreement shall be governed by and construed in accordance with English law.
7.2	Incorporation of the Loan Agreement provisions
The provisions of Article 11.7 (Jurisdiction) of the Loan, as amended and supplemented by this First Supplemental Agreement, shall apply to this First Supplemental Agreement as if they were expressly incorporated in this First Supplemental Agreement with any necessary medications.
This First Supplemental Agreement has been duly executed by or on behalf of the parties and has, on the date stated at the beginning of this Deed, been delivered as a Deed.

EXECUTION PAGE

BORROWER

SIGNED by Aristides J. Pittas	)	/s/ Aristides J. Pittas
for and behalf of	)
EUROSEAS LTD	)
in the presence of:	)

LENDER
)
SIGNED by Nikolaos Pittas	)	/s/ Nikolaos Pittas
for and behalf of	)
COLBY TRADING LTD	)
in the presence of: